LETTER OF INTENT

THIS NON-BINDING LETTER OF INTENT, hereinafter referred to as the "LOI", is entered into, dated and made effective this 10 th day of November, 2008,

BETWEEN: DRAYTON HARBOR RESOURCES INC. , a Nevada corporation having an office at 502 East John Street, Carson City, NV 89706

("DRAYTON")

AND: TYLER NELSON, an individual resident in Canada

("NELSON")

AND: JASON FLICK, an individual resident in Canada

("FLICK")

AND: YOU I LABS INC., a corporation incorporated under the laws of Canada having an office at 349 Terry Fox Drive, Ottawa, Ontario, Canada K2K 2V6

("YOU I")

WHEREAS DRAYTON believes that NELSON and FLICK have significant expertise and management experience in the development of software and software products relating to Human Machine Interface and Graphics User Interface ("HMI / GUI") and wishes to secure their services as directors to develop its business.

AND WHEREAS DRAYTON believes that YOU I has significant valuable intellectual property assets, including its existing intellectual property rights, any right to its name and the rights to its existing HMI / GUI and other software in source code and object code form (collectively, the "Assets"). DRAYTON wishes to acquire the Assets.

AND WHEREAS DRAYTON wishes to enter into a development services and license agreement (the "Development Services Agreement") with YOU I whereby DRAYTON will receive an assignment of, and all right, title and interest in and to, the Assets (including source code) and contract YOU I to modify, enhance and develop extensions to the Assets in exchange for payment to YOU I of development services fees as its exclusive provider of research and development services.

AND WHEREAS DRAYTON and YOU I wish to enter into a business combination agreement, and certain agreements contemplated therein, whereby DRAYTON shall acquire the option to purchase all of the issued and outstanding shares of YOU I.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties agree as follows:

1. Upon execution of this LOI, NELSON and FLICK will consent to be appointed to the Board of Directors of DRAYTON, as soon as: (i) such appointment can be effected in accordance with Rule 14 of the Securities Exchange Act 1934, and (ii) NELSON and FLICK are reasonably satisfied prior to such appointment with any director indemnity agreements, insurance coverage, and the scope of their respective potential liabilities (for certainty, from a corporate opportunities perspective and otherwise) in the event that the transactions contemplated herein are not completed. All of the parties to this LOI are aware that DRAYTON must file a Form 14F notice that NELSON and FLICK are assuming control of the Board of Directors of DRAYTON and that this Form 14F must be filed a minimum of ten (10) days prior to the date on which the appointments are effected. To complete the Form 14F, NELSON and FLICK must provide certain biographical and other information concerning themselves to DRAYTON's corporate counsel.

2. Concurrently with their appointment to the Board of Directors of DRAYTON, and subject to review for tax and securities law compliance:

   (a) NELSON and FLICK shall have the right to purchase, with full rights of assignment for purposes of effecting allocations among senior management, for $0.001 per share, up to 9,500,000 shares of common stock of DRAYTON. NELSON and FLICK shall have the right to assign their right to purchase the New Shares to any other director of DRAYTON or shareholder of YOU I provided that the assignee agrees to resell his or her shares in accordance with Rule 144 only as though the date of acquisition of the shares was the date on which the acquisition of YOU I by DRAYTON was completed;

   (b) NELSON and FLICK shall purchase, with full rights of assignment for purposes of effecting allocations among senior management, from the present President of DRAYTON, a total of 5,000,000 shares of common stock of DRAYTON for $0.001 per share; and

   (c) the present President of DRAYTON will resign and appoint either NELSON or FLICK as President.

3. The parties hereto agree that they will enter into, on or before November 30, 2008, a definitive business combination agreement (or other similar agreement or agreements) and the agreements contemplated therein (collectively, the "Definitive Agreement") providing that DRAYTON shall, for sixty (60) days, have the exclusive right and option to acquire all of the issued and outstanding shares in the capital of YOU I for the consideration set forth in Section 4.

4. Subject to review for tax and securities law compliance, and subject to any adjustment of the allocation set forth herein and the amounts set forth in Section 2 above, the Definitive Agreement shall provide that upon the exercise of the call rights to purchase YOU I contemplated therein: (i) the articles of YOU I shall be

amended to reclassify its common shares as exchangeable shares, (ii) DRAYTON shall make such contractual or other arrangements to provide such holders of exchangeable shares with exchange rights and equivalent voting rights at DRAYTON, and (iii) upon the eventual exchange of such exchangeable shares of YOU I, the consideration payable shall be the issuance of 500,000 shares (the "Acquisition Shares") of common stock of DRAYTON.

5. The Definitive Agreement shall provide that, upon its execution and the execution of the Development Services Agreement, DRAYTON shall engage in a private placement (the "Private Placement") of its securities to raise, on a best efforts basis, $5,000,000 (including the Initial Services Payment) in the Private Placement. The Private Placement shall be at a price of no less than $0.35 per share. For greater clarity, this term regarding price is inserted to ensure that the price of any private placement negotiated by DRAYTON reflects the additional value brought by the appointment of NELSON and FLICK to the Board of Directors and any value brought by the entering into of the Definitive Agreement and the Development Services Agreement, and is not reflective of the value of DRAYTON's common stock prior to completing such transactions.

6. The parties hereto also agree that DRAYTON and YOU I shall, on or before November 30, 2008, enter into a development services agreement (the "Development Services Agreement") wherein YOU I agrees that it will provide software development services to DRAYTON relating to further development of the Assets. The Development Services Agreement shall contain, at a minimum, the following terms:

(a) that upon its execution, DRAYTON receives an assignment of, and has all right, title and interest in and to, and may commence to use the Assets (in particular, all product names, trademarks and intellectual property owned by YOU I), and the parties agree that for these purposes each views the Assets as having nominal value;

(b) that upon the execution of the Development Services Agreement, DRAYTON may represent, publically or otherwise, that it is engaged in the business of HMI / GUI software development and related product development and that YOU I will not compete with DRAYTON during the term of the Development Services Agreement;

(c) that DRAYTON shall: within five (5) days of the execution of this LOI, pay the sum of $50,000 to YOU I as an advance of the Initial Services Payment (as defined below); and (ii) within ten (10) days of execution of both the Definitive Agreement and the Development Services Agreement, pay the sum of $450,000 to YOU I as an initial services fee payment under the Development Services Agreement (the "Initial Services Payment"); and

(d) that YOU I will, under the terms of the Development Services Agreement, develop for the sole and exclusive use of DRAYTON, HMI / GUI software and software products and will provide technical, marketing and sales support as part

of the Development Services Agreement's term and that DRAYTON will own any and all improvements on the Assets.

7. The Definitive Agreement will provide that closing of the transactions contemplated in the Definitive Agreement (the "Closing") will be conditional upon the following:

(a) the receipt of any certificates, opinions and/or documents related to the Assets, as DRAYTON may reasonably request, including documents relating to any tests performed or studies completed, provided these tests or studies are not subject to non-disclosure covenants by YOU I in connection with any third-party customer agreements and the status of any patent applications;

(b) the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder;

(c) satisfactory completion of due diligence, at the absolute and sole discretion of DRAYTON, concerning the business, affairs, financial affairs and Assets of YOU I;

(d) satisfactory completion of due diligence, at the absolute and sole discretion of YOU I, concerning the business, affairs, financial affairs and Assets of DRAYTON and United States and Canadian tax and securities laws applicable to the transactions contemplated herein;

(e) there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction;

(f) there are no legal actions against the company or directors, officers and/or shareholders of the company nor does DRAYTON know of any intended legal actions against it or any of its directors and DRAYTON is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities.

8. DRAYTON will, in the Definitive Agreement, represent and warrant to YOU I that:

(a) it is a public corporation incorporated in the State of Nevada and is in good standing with all agencies. Its shares trade on the OTC Bulletin Board, under the symbol "DHBR" and, as of the date hereof, it has 20,000,000 of its shares of common stock outstanding of which 10,000,000 are held by its principals (and are subject to resale restrictions under US securities laws) and 10,000,000 are held by public shareholders and are free of resale restrictions under US securities laws;

(b) there are no legal actions against DRAYTON and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

(c) its business and financial condition are as set forth in its filings with the SEC, on the EDGAR database, and is current as of the date hereof;

(d) there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction;

(e) there are no legal actions against the company or directors, officers and/or shareholders of the company nor does DRAYTON know of any intended legal actions against it or any of its directors and DRAYTON is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities; and

(f) such other representations and warranties customary for transactions of this nature including, as applicable, confirming the resale restrictions applicable to the shares in the capital of DRAYTON to be issued pursuant hereto.

9. YOU I will, in the Definitive Agreement, represent and warrant to DRAYTON that:

(a) it is a private corporation incorporated under the *Canada Business Corporations Act* and is in good standing with all regulatory agencies;

(b) there are no legal actions against the company or directors of the company other than have been disclosed to DRAYTON nor does YOU I know of any intended legal actions against it or any of its directors and YOU I is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

(c) its business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to DRAYTON prior to Closing;

(d) it owns 100% beneficial right, title and interest in and to intellectual property and other assets (the "Assets") which will be disclosed in a schedule to the Definitive Agreement, subject to any liens, charges, securitizations, UCC filings or debts disclosed in the schedule or financial statements of YOU I provided to DRAYTON prior to Closing; and

(e) such other representations and warranties customary for transactions of this nature.

10. The Definitive Agreement shall provide that each and every obligation of DRAYTON to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

a) the representations and warranties made by YOU I in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b) YOU I shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing;

c) DRAYTON shall have been furnished that information on the business and affairs of YOU I which it deems, in its sole and absolute discretion, to be necessary for it to meet its continuous disclosure obligations under the Securities Exchange Act of 1934 upon Closing;

d) as of Closing there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of YOU I to conduct its business or the earning power thereof;

e) the completion, by YOU I, of any financial statements required to be filed upon Closing by DRAYTON as a reporting issuer under the Securities Exchange Act of 1934; and

f) in the opinion of counsel to the parties that the Closing will not result in either of the parties breaching any applicable securities law, rules and regulations or result in any material unfunded tax liabilities on the part of the parties hereto.

11. Upon execution of the Development Services Agreement, NELSON and FLICK will identify, and appoint, a minimum of two additional directors to be nominated for election to the Board of Directors of DRAYTON. Of these two directors, one shall be nominated for election jointly by NELSON and FLICK and one shall be nominated by the existing President of DRAYTON.

12. YOU I acknowledges and agrees that DRAYTON may be required to disclose what would normally be considered to be confidential information about YOU I's business and affairs in the course of securing financings for DRAYTON and YOU I and the other parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934. Subject to such disclosures, DRAYTON agrees to be bound by standard confidentiality provisions to be set forth in the Development Services Agreement relating to the Assets and any other confidential information of YOU I.

13. The parties hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any or all their respective Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any or all of its respective Assets out of the ordinary course of business, for the term of this LOI and, upon execution, the term of the Definitive Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as

protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

14. The Definitive Agreement and / or the Development Services Agreement shall provide that, in the event that the Initial Services Payment of $450,000 is not paid in a timely manner, both agreements shall terminate and all shares issued to or transferred to Nelson, Flick and any of their assignees will be returned upon repayment of any funds paid for them. If either the Definitive Agreement and / or the Development Services Agreement are not executed on or before November 30, 2008, then any and all shares or funds transferred under Section 2 hereof shall be returned to the originating persons.

15. The Definitive Agreement shall also provide that:

(a) the Assets are fully described and detailed in a schedule attached thereto;
(b) the debts, liabilities and obligations of YOU I will be fully described in a schedule attached thereto (in financial statement or other form);
(c) until the Private Placement in Section 5 is completed, DRAYTON shall not grant any incentive stock options or provide any other form of stock based compensation;
(d) the 14,500,000 common shares of DRAYTON acquired by NELSON and FLICK in section 2 hereof shall be held in escrow, by corporate counsel for YOU I, until such time as: (i) the Definitive Agreeement and the Development Services Agreement are entered into, at which time 9,500,000 of the shares will be released from escrow; (ii) DRAYTON engages in a full commercial release of a software product, at which time 2,500,000 of the shares will be released from escrow; and (iii) DRAYTON has entered into an agreement securing a major mobile operator, a chip set vendor or a device manufacturer, at which time 2,500,000 of the shares will be released from escrow; and
(e) if DRAYTON has not engaged in a full commercial release of a software product on or before April 30, 2009, then YOU I shall direct its corporate counsel to return 2,500,000 shares to the treasury of DRAYTON for cancellation; and
(f) if DRAYTON has not entered into an agreement securing a major mobile operator, a chip set vendor or a device manufacturer on or before May 30, 2009, then YOU I shall direct its corporate counsel to return 2,500,000 shares to the treasury of DRAYTON for cancellation..

16. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in Delaware, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder. This LOI shall be terminable at any time by either party if the parties have not entered into both the Development Services Agreement and the Definitive Agreement on or prior to November 30, 2008.

17. This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all

parties. The Definitive Agreement will also provide that it can be modified only by a written document signed by all parties.

18. The parties shall, upon Closing, prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

19. This LOI is subject to the approval of any regulatory agency having jurisdiction over the transactions contemplated herein.

20. If this LOI accurately sets forth the terms and conditions under which you are willing to enter into the transactions contemplated hereby, please so indicate by signing and returning a copy of this letter to DRAYTON, by fax, not later than 5:00 p.m. Pacific Standard Time, on November 11, 2008, failing which, any offer contained herein will be considered invalid.

21. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

22. All references to currency in this LOI are references to the lawful currency of Canada.

23. Each of the parties shall bear its own expenses hereunder unless otherwise agreed among them.

DATED EFFECTIVE THIS 10 TH DAY OF NOVEMBER, 2008

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DRAYTON HARBOR RESOURCES INC.

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YOU I LABS INC.

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JASON FLICK

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TYLER NELSON